PRESS RELEASE

FOR IMMEDIATE RELEASE
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CONTACTS:
ANTHONY E. BURKE                        THOMAS R. CANGEMI
President and COO                       Executive Vice President and CFO
Tel: (718) 448-2800                     Tel:(718)815-7048;Fax:(718)815-7371
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         RICHMOND TO ACQUIRE FIVE NEW JERSEY COMMERCIAL BANKING BRANCHES
                  FROM SUMMIT AND TWO FLEET COMMERICAL BANKING
                            BRANCHES ON STATEN ISLAND

            "CONTINUES OUR ENTRY INTO THE SOUTHERN NEW JERSEY MARKET
               AND EXPANDS OUR SIGNIFICANT STATEN ISLAND PRESENCE"

Staten Island, N.Y. - February 27, 2001, Richmond County Financial Corp. (NASDAQ/NMS:RCBK) ("Richmond"), the holding company for Richmond County Savings Bank, today announced that it has reached a definitive agreement with Summit Bancorp ("Summit") (NYSE: SUB) and FleetBoston Financial Corp. ("Fleet") (NYSE:
FBF), to acquire five Summit Bank branch offices located in Atlantic County, New Jersey. The acquisition of these branches will occur in conjunction with the government-mandated divestiture of deposits and loans following Summit's merger with Fleet. Under the terms of the agreement, Richmond will assume approximately $200 million in deposits and acquire $40 million in small business and consumer loans. Richmond will operate the Summit commercial banking offices through its South Jersey Bank division. Financial terms of the transaction were not disclosed.

In a separate transaction, Richmond has entered into a definitive agreement with Fleet to acquire Fleet's branch offices located on Staten Island, New York. Under the terms of this agreement, Richmond will assume approximately $100 million in deposits, of which 70% are core deposits (demand, money market and savings) and acquire $21 million in small business and consumer loans. Financial terms of the transaction were not disclosed.

In total, Richmond will acquire seven commercial branch offices, $300 million in deposits and $61 million in small business and consumer loans. These transactions are anticipated to be immediately accretive to earnings per share. Richmond has agreed to retain Summit and Fleet employees at the acquired branch offices. The completion of the transactions are subject to various regulatory approvals and are expected to close in the second quarter of 2001.


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Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond commented,
"Our taking advantage of the Fleet/Summit divestiture opportunity establishes Richmond County Savings, through its South Jersey Bank division as one of the top community banks in the Atlantic County market." On a pro-forma basis, Richmond, will have approximately $450 million in deposits in Southern New Jersey and a total of approximately $1.0 billion in deposits throughout the state. Mr. Manzulli continued, "The South Jersey Bank division serves a marketplace where we have been very active lenders. We have originated over $130 million of multifamily loans and close to $100 million in residential loans over the past eighteen months and continue to execute our community commercial banking initiatives."

Mr. Manzulli also commented that, "The negotiations concerning the Summit branches in New Jersey were coupled with discussions about acquiring Fleet's branches in our Staten Island market. These branch purchases further solidify our significant share of this market, which is in excess of $1.3 billion in pro-forma deposits. Although we continue to focus our expansion into New Jersey, this unique opportunity allows us to continue to grow our deposit share in our own backyard and eliminate a commercial banking competitor."

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank and South Jersey Savings Bank, Richmond County Savings Bank operates 15 banking offices on Staten Island, one banking office in Brooklyn, 11 banking offices in the counties of Camden, Gloucester, Essex, Hudson and Union, New Jersey, and operates a multifamily loan processing center in Jericho, Long Island. At December 31, 2000, total assets of the Company were $3.2 billion; deposits were $2.1 billion with total stockholders' equity of $315.3 million.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in; interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company undertakes no obligation to update forward looking statements to reflect events that occur after the date on which such statements have been made. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the SEC.

Richmond County Financial Corp.'s press releases are available at no charge by visiting us on the worldwide web at http://www.rcbk.com.

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